Exhibit 99.1

3DIcon Corporation Completes Share Exchange Agreement with Coretec Industries LLC

Tulsa, OK – October 4, 2016 – 3DIcon Corporation (“3DIcon” or the “Company")(OTC Pink: TDCP), a developer of 3D volumetric display technologies that are designed to produce 360-degree volumetric high-resolution images, announced the closing on September 30, 2016 of a share exchange agreement between the Company and Coretec Industries LLC (“Coretec”) signed in May of this year. Coretec is now a wholly-owned subsidiary of 3DIcon.

“We sought a partner that could not only bring opportunity for revenue in new and emerging markets, but which could also further the development of our proprietary 3D volumetric display technology, while increasing our patent portfolio” said Victor Keen, CEO of 3DIcon. Adding Coretec to the Company is a tremendous step forward as it (i) adds a significant portfolio of intellectual property (“IP”), including valuable patents, (ii) provides significant technological advances to progress the Company’s 3D display technology, and (iii) creates opportunities for near-term revenue.

Combined with patents from 3DIcon for 3D imaging technology in the United States, Europe, and Japan, the companies have a global portfolio of 35 issued or pending patents consisting of 11 existing and three pending patents for global IP around silicon-based materials, with an option to acquire the exclusive license rights to 16 additional patents in the next 18 months. The combined patent portfolio has market-disruptive applications such as:

● Battery energy storage (Lithium-Ion batteries): Using Coretec’s silicon materials and patents, lab results have demonstrated increases in lithium-ion battery storage capacity by more ten times simultaneously with improvements in recharging and increased cycle life.

● Solid-state lighting (LEDs): Using Coretec’s silicon materials and patents, results have demonstrated the ability to produce low cost quantum dots with application to next generation white-blue wide area illumination devices.

● Solar energy: Using Coretec’s silicon materials and patents, thin film solar cells have been produced in the lab on flexible substrates using roll-roll manufacturing processes that exhibit superior performance and lower cost than competing organic based solar cells.

● Printable electronics: Using Coretec’s proprietary materials and patents, printed electronics transistors have been built and tested that exhibit superior performance than competing  organic based transistors.

Moreover, the Company will retain its historical core technologies, which, when combined with Coretec’s technologies, have promising capabilities to progress its commercialization for applications including: (i) visualize cyber data; (ii) military planning; (iii) medical data imaging; (iv) contraband visualization for safety and defense screening; (v) 3D printing.

An initial joint development agreement (JDA) with a manufacturer of (pilot scale) material is nearing completion, which is expected to result in revenues soon after that agreement is in place.  In addition, other discussions are taking place with possible JDA partners in overseas markets.

Pursuant to the share exchange agreement, the owners of Coretec (the “Coretec Members”) transferred all their membership interests in Coretec to the Company in exchange for the Company’s issuance to them of an aggregate 4,411,710 shares of the Company’s Series B Convertible Preferred Stock. The Members of Coretec now beneficially own approximately 65% of the Company’s common stock on a fully-diluted basis.

6804 South Canton Ave, Suite 150 Tulsa, OK 74136-3416

In order to limit sales of Company shares in large volumes and the possibility of a resulting decline in share price, the Coretec Members have agreed not to sell their Company shares for a period of one year under the terms of a “lock-up agreement.” Victor Keen, 3DIcon’s CEO and largest Company shareholder, also agreed to the same limitation.

“We are excited to have completed the share exchange agreement and to officially join 3DIcon and Coretec together,” said Simon Calton, Co-Founder and Board of Directors of Coretec. “We have begun having positive discussions regarding the commercialization of our silicon materials, and are actively seeking out opportunities for revenue within various verticals in the energy space.”

“Coretec sees new commercial opportunities for its silicon-based technologies and materials, and the opportunity to improve the optical products under development by 3DIcon. By teaming with 3DIcon, Coretec is in an even stronger position to proceed with the development and commercialization of such technologies and materials as we now jointly seek to bring new and better products to market,” said Dennis Anderson, President and co-founder, Coretec Industries LLC.

The Company will continue with the OTC Market listing under the symbol “TDCP.”

About 3DIcon Corporation

3DIcon Corporation (the "Company", "3DIcon", "we", "us" or "our") is a developer of technologies for emerging markets, including its patented volumetric 3D display technology, CSpace®. In collaboration with its wholly owned subsidiary, Coretec Industries, LLC, the Company utilizes a portfolio of silicon-based materials to pursue commercial development in energy-focused verticals such as energy storage, solar, and solid-state lighting, as well as printable electronics and 3D displays.

For more information please visit www.3dicon.net.

Company contact:	Source: 3DIcon Corporation
3DIcon Corporation	Press contact:
Judy Keating	Matthew Bretzius
918-494-0509	FischTank Marketing and PR
matt@fischtankpr.com

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